EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CT Communications, Inc.:

      We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, 333-38895, 333-77323, 333-65818, and 333-65846) of CT Communications, Inc. of our report dated March 14, 2003, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule, which report is included in the December 31, 2002 annual report on Form 10-K of CT Communications, Inc.

      As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

      As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 have been restated.

/s/ KPMG LLP

Charlotte, North Carolina

March 28, 2003